Exhibit 6.3.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of this April 23, 2020, by and between (i) Series Collection Drop 001, a Series of Otis Collection LLC, a Delaware series limited liability company (“Purchaser”), and (ii) Otis Wealth, Inc., a Delaware corporation (“Seller”).

RECITALS

A. Purchaser and Seller are party to that certain Purchase and Sale Agreement, dated November 22, 2019 (the “Agreement”).

B. The parties desire to modify and amend the Agreement, as set forth in this Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

1.1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2. Purchase Price; Consideration. Purchaser on the date hereof (the “Closing Date”) issued to Seller a promissory note, dated November 22, 2019 (the “Original Note”), as the original consideration for the Ownership Interests. As replacement consideration for the Ownership Interests, on April 23, 2020, Purchaser issued to Seller a promissory note in the form previously provided to Seller in the sum of Thirteen Thousand Dollars ($13,000) (the “Promissory Note”), which amends and restates in its entirety, and replaces, the Original Note.”

1.2. Exhibit B to the Agreement is hereby deleted in its entirety.

2. Miscellaneous.

2.1. The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

2.2. This Amendment constitutes the entire amendment to the Agreement and shall not constitute a modification, acceptance and/or waiver of any other provision of the Agreement and/or any rights or claims thereunder.

2.3. In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

2.4. The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

2.5. This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles and shall supersede any previous agreements, written and/or oral, expressed or implied, between the parties relating to the subject matter hereof.

2.6. This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been signed by Purchaser and Seller as of the date first above written.

PURCHASER:

Series Collection Drop 001, a Series of Otis Collection LLC
By: Otis Wealth, Inc., as managing member

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

SELLER:

Otis Wealth, Inc.

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer